Exhibit 99.1

New York Mortgage Trust Arranges Long Term Financing
Secured by Multifamily CMBS Assets

NEW YORK, NY - May 23, 2012 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) announced today the completion of a re-securitization of commercial mortgage-backed securities collateralized by multifamily mortgage loans (“Multifamily CMBS”). The Company received net cash proceeds of approximately $26.1 million after deducting expenses associated with the transaction.

RB Commercial Trust 2012-RS1 (the “Trust”), a subsidiary of NYMT, issued a Class A Senior Note (the “Note”) with a coupon of 5.35% in the initial aggregate principal face amount of $35 million.  The Note was issued at a discount that provides for a bond equivalent yield of 9.50% to the purchaser.  The Note holder will be entitled to receive all distributions of principal and interest from the Multifamily CMBS pledged to secure the Note until the Note is fully retired, which is expected to occur by January 2022.  NYMT will then receive all remaining cash flow through its retained ownership in the Trust.  The transaction effectively represents a long term structured financing of the Multifamily CMBS contributed to the Trust by NYMT.  The Note is not callable due to collateral valuation or performance.

The Multifamily CMBS contributed to the Trust, which are comprised of certain privately placed first loss securities issued from three separate Freddie Mac Multifamily K-Series Securitizations, two of which were acquired by the Company during 2011 and the third of which was acquired on May 22, 2012, are collateralized in aggregate by 247 mortgage loans on 251 multifamily properties located throughout the continental United States. As of the closing date of the securitization transaction, the Company estimates that the market value of the Multifamily CMBS was approximately $47.7 million for securities with a face amount of approximately $155 million. The Company is applying substantially all of the net proceeds from the securitization transaction to the purchase of the Multifamily CMBS purchased on May 22, 2012.

The Class A Note was privately placed with an institutional investor in a transaction qualifying for resale under Rule 144A and is expected to be rated BBB (high) (sf) by DBRS, Inc.  NYMT received a Class B Note from the Trust as well as the Trust ownership certificate.  Wells Fargo Bank, National Association will serve as Indenture Trustee.  NYMT Commercial LLC, a wholly-owned subsidiary of the Company, deposited the Multifamily CMBS in the trust which issued the Note.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets Multifamily CMBS and Agency RMBS, including Agency ARMs and Agency IOs.

Forward-Looking Statements
When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. These risks and uncertainties and other factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY

Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com